Exhibit 99.1

Company Contact	Investor Relations Contact
Paul W. Hawran	Lippert/Heilshorn & Associates
Chief Financial Officer	Jody Cain (jcain@lhai.com)
(858) 202-9000	Kevin Mc Cabe (kmccabe@lhai.com ) (310) 691-7100

Media Relations Pure Communications Inc. Andrea Johnston, (910) 509-3970 Sheryl Seapy, (949) 608-0841

SEQUENOM COMMENCES EXCHANGE OFFER TO ACQUIRE EXACT SCIENCES

SAN DIEGO, January 27, 2009 – Sequenom, Inc. (NASDAQ: SQNM) today announced that it has commenced an exchange offer to acquire all of the outstanding shares of common stock of EXACT Sciences Corporation (NASDAQ: EXAS) in an all-stock exchange valued at approximately $41 million. Subject to the terms and conditions of the offer, each share of EXACT Sciences is exchangeable for $1.50 in Sequenom common stock, subject to a 15% collar that fixes the exchange ratio if the price of Sequenom common stock used to establish the exchange ratio is more than $28.06 per share or is less than $20.74 per share.

“We continue to believe that this proposed business combination is compelling from a number of perspectives. We remain hopeful that EXACT Sciences’ Board will ultimately recognize the value inherent in a combination of the two companies and work directly with us to complete a transaction,” stated Harry Stylli, Ph.D., President and Chief Executive Officer of Sequenom. “While we remain excited about the potential for the combination of the two companies in the diagnostic marketplace, we must reiterate that in the event EXACT Sciences enters into any out-licensing agreement, collaboration or financial restructuring, we will terminate our exchange offer.”

The exchange offer is subject to customary conditions, including a minimum tender of at least 75% of EXACT Sciences’ outstanding shares and certain negative covenants that enable Sequenom to terminate the exchange offer if EXACT Sciences takes proscribed actions that impact equity, debt, assets and liabilities of EXACT Sciences or charter documents of EXACT Sciences.

This exchange offer is scheduled to expire at 5:00 p.m., New York time, on March 24, 2009, unless the offer is extended subject to applicable law and terms of the acquisition agreement. The complete terms and conditions of the offer are described in the offer documents to be mailed to EXACT Sciences stockholders and filed with the U.S. Securities and Exchange Commission (the “SEC”).

Sequenom Commences Exchange Offer to Acquire EXACT Sciences

Stockholders with questions regarding the exchange offer or requests for offering materials may call Innisfree M&A Incorporated, Sequenom’s Information Agent, toll-free at 877-825-8621. (Banks and brokers may call collect at 212-750-5833.) Offering materials are also available on the SEC’s Web site at http://www.sec.gov/. EXACT Sciences stockholders are urged to read the prospectus/offer to exchange filed by Sequenom, which contains important information about the exchange offer.

About Sequenom

Sequenom is committed to providing the best genetic analysis products that translate the results of genomic science into solutions for noninvasive prenatal diagnostics, biomedical research, translational research and molecular medicine applications. The Company’s proprietary MassARRAY® system is a high-performance (in speed, accuracy and cost efficiency) nucleic acid analysis platform that quantitatively and precisely measures genetic target material and variations. The Company has exclusively licensed intellectual property rights for the development and commercialization of noninvasive prenatal genetic tests for use with the MassARRAY system and other platforms. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press release as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the SEC or posts certain other information to the Web site.

Sequenom® and MassARRAY® are registered trademarks of Sequenom, Inc.

Important Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This press release relates to a transaction with EXACT Sciences proposed by Sequenom, and the subject of a registration statement and Schedule TO filed today with the SEC. This material is not a substitute for the prospectus/offer to exchange or Schedule TO Sequenom has filed with the SEC regarding the proposed transaction or for any other documents which Sequenom may file with the SEC and send to EXACT Sciences stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF SEQUENOM AND EXACT SCIENCES ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE RELATED DOCUMENTS FILED WITH THE SEC AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Sequenom Commences Exchange Offer to Acquire EXACT Sciences

Investors and security holders will be able to obtain free copies of any documents filed with the SEC by Sequenom through the Web site maintained by the SEC at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to the Sequenom Investor Relations Department, Sequenom, Inc. 3595 John Hopkins Court, San Diego, CA 92121.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Sequenom’s exchange offer to acquire the outstanding common stock of EXACT Sciences, including the anticipated benefits of the transaction, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the timing and uncertainty of closing a transaction, the integration of acquired companies, the uncertainty of realizing expected synergies and benefits from acquisitions, the risks of unknown costs of acquisitions, government regulation, obtaining or maintaining regulatory approvals, and other risks detailed from time to time in Sequenom’s and EXACT Sciences’ SEC filings, including Sequenom’s Annual Report on Form 10-K for the year ended December 31, 2007 and other documents subsequently filed with or furnished to the SEC. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Sequenom undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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